Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333-74297) and Form S-8 (Nos. 333-127342 and 333-196990) of Shenandoah Telecommunications Company of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Shenandoah Telecommunications Company and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting included as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Shenandoah Telecommunications Company.
Our report dated February 26, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Shenandoah Telecommunications Company and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:
The Company’s control environment was not effective, because it did not have a sufficient number of trained resources with expertise in technical accounting, internal control over financial reporting, and the design and implementation of information technology solutions. As a result, the Company was unable to maintain effective risk assessment and information and communication processes, placed excess reliance on third-party consultants, and did not have effective process-level control activities in the following areas:

•	Property, plant, and equipment and depreciation expense

•	Purchasing (current liabilities and operating expenses)

•	Treasury (cash, debt, interest expense, derivatives, and benefit obligations)

Our report dated February 26, 2020, on the consolidated financial statements, contains an explanatory paragraph that refers to a change in the method of accounting for leases and a change in the method of accounting for revenue from contracts with customers.

/s/ KPMG LLP

McLean, VA
February 26, 2020